Exhibit 10.2

COMCAST SELECT
DEFERRED COMPENSATION PLAN
(Amended and Restated, Effective December 31, 2025)

ARTICLE I - PURPOSE; EFFECTIVE DATE

1.1.Background. Comcast Corporation, a Pennsylvania corporation, maintains this Comcast Select Deferred Compensation Plan (formerly known as the “NBCUniversal Deferred Compensation Plan,” hereinafter, the “Plan”).

1.2.Purpose. The purpose of this Plan is to permit a select group of highly compensated employees of NBCUniversal Media, LLC, Universal City Development Partners, Ltd., and their selected subsidiaries and/or affiliates to defer the receipt of income which would otherwise become payable to them.

1.3.Effective Date. This Plan was originally effective on January 30, 2011. This amendment and restatement of the Plan is effective as of December 31, 2025.

1.4.Plan Type. For purposes of Section 409A, the portion of the amounts deferred by the Participants and benefits attributable thereto, shall be considered an elective account balance plan as defined in Treas. Reg. Section 1.409A -1(c)(2)(i)(A), or as otherwise provided by the Code; the portion of the amounts deferred as employer contributions and benefits attributable thereto, shall be considered a non-elective account balance plan as defined in Treas. Reg. Section 1.409A -1(c)(2)(i)(B), or as otherwise provided by the Code.

ARTICLE II - DEFINITIONS

    For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1.Account(s). “Account(s)” means the account or accounts maintained on the books of the Participating Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. Account(s) shall be deemed to exist from the time amounts are first credited to such Account(s) until such time that the entire Account Balance has been distributed in accordance with this Plan. The Accounts available for each Participant shall be identified as:

a)“Grandfathered Accounts” means the Retirement and In-Service Accounts carried forward from the Legacy Deferred Compensation Plans, as follows:

i)“Grandfathered Retirement Account,” to which are credited employee contributions directed to the Retirement Account with respect to Compensation earned before January 1, 2021, and Interest attributable to such employee contributions.

ii)“Grandfathered In-Service Account – 1,” to which are credited employee contributions directed to the first of two In-Service Accounts with respect to Compensation earned before January 1, 2021, and Interest attributable to such employee contributions.

iii) “Grandfathered In-Service Account – 2,” to which are credited employee contributions directed to the second of two In-Service Accounts with respect to Compensation earned before January 1, 2021, and Interest attributable to such employee contributions.

b)“New Plan Accounts” means the class-year accounts established under the Plan, to which are credited employee elective contributions and Discretionary Contributions and Restoration Contributions, and Interest attributable to such contributions, for periods beginning on and after January 1, 2021. With respect to each class-year New Plan Account, for each year, a Participant may elect a different time and form of distribution as part of the Participant’s Deferral Commitment.

i)“Base Salary Account,” to which are credited employee contributions credited with respect to base salary earned on and after January 1, 2021, and Interest attributable to such employee contributions.

ii)“Bonus Account,” to which are credited employee contributions credited with respect to bonus earned on and after January 1, 2021, and Interest attributable to such employee contributions.

iii)“Company Contribution Account,” to which are credited employer contributions described in Section 4.4 on and after January 1, 2021, and Interest attributable to such employer contributions.

2.2.Actual Matching Contribution. “Actual Matching Contribution” means, for any calendar year, the employer matching contribution that is creditable to a Participant’s account under the 401(k) Plan in which such Participant is eligible to participate during such calendar year.
2.3.Affiliate. “Affiliate” means, with respect to any Person, any other person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

2.4.Beneficiary. “Beneficiary” means the Person(s) designated by the Participant, entitled under Article VI to receive any Plan benefits payable after the Participant’s death. If the Participant has designated one or more Beneficiaries under a Legacy Deferred Compensation Plan, such designation shall continue in effect until superseded by a later designation.

2.5.Board. “Board” means the Board of Directors of the Company.

2.6.Change of Control. “Change of Control” means any transaction or series of transactions that constitutes a change in the ownership or effective control or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A.

2.7.Comcast DCP. “Comcast DCP” means the Comcast Corporation 2005 Deferred Compensation Plan as in effect from time to time.

2.8.Comcast DCP Eligible Employee. “Comcast DCP Eligible Employee” means an employee of a Participating Company who is an “Eligible Employee,” as such term is defined in the Comcast DCP.

2.9.Code. “Code” means the Internal Revenue Code of 1986, as may be amended from time to time. Any reference in this Plan to “applicable guidance,” “further guidance” or other similar term shall include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to or in connection with Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

2.10.Committee. “Committee” means the Compensation Committee of the Board. The Committee may delegate its authority under the Plan, in whole or in part, to a person, persons or committee, and such delegate shall have the authority of the Committee to the extent of such delegation.

2.11.Company. “Company” means Comcast Corporation, a Pennsylvania corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise, and its subsidiaries that are Affiliates of the Company.

2.12.Compensation. “Compensation” means the Participant’s base salary plus target bonus plus incentive compensation plus commissions; provided that the term “Compensation” shall not include cash remuneration for services payable by a Participating Company for services performed outside of the United States unless otherwise determined by the Committee with respect to a Participant.

For purposes of this Plan only, Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to the Participating Company’s tax qualified plans which may be maintained under Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation.

Inclusion of any other forms of compensation is subject to Committee approval, made prior to the time that any Deferral Commitment is required to be filed under this Plan.

2.13.Deferral Commitment.

a)Deferral Commitment. “Deferral Commitment” means a commitment made by a Participant to defer a portion of Compensation as set forth in Article III, and as permitted by the Committee in its sole discretion. The Deferral Commitment shall apply to each payment of Compensation payable to a Participant, and the Committee is empowered to group the various types of Compensation together for purposes of effecting the election to defer. The Committee shall apply the election to defer “salary” to salary and any other regularly occurring form of compensation, which shall be credited to the Base Salary Account. The Committee may apply the election to defer “bonus” to annual bonuses, short-term bonus, long-term bonus arrangements, commissions, and other forms of incentive based compensation, unless specifically identified, which shall be credited to the Bonus Account. Such designation shall be made in the form of whole percentages, as limited by Section 3.2(b) and (d) below. A Deferral Commitment with respect to any bonus or incentive compensation which is determined by the Committee to be Performance-Based Compensation within the meaning of Section 409A of the Code shall be made as provided by the Committee, but no later than six (6) months prior to the end of such performance period. Any Deferral Commitment shall be made in a form and at a time deemed acceptable to the Committee.

b)Contribution Limit. No Deferral Commitment with respect to Compensation expected to be earned in a Plan Year shall be effective if the value of the Participant’s Account in the Plan exceeds $20 million, determined as of September 30th immediately preceding such Plan Year.

2.14.Deferral Period. “Deferral Period” means each calendar year.

2.15.Determination Date. “Determination Date” means each calendar day.

2.16.Disability. “Disability” means:

a) an individual’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

b)Circumstances under which, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, an individual is receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the individual’s employer.

2.17.Discretionary Contribution. “Discretionary Contribution” means the employer contribution credited to a Participant’s Company Contribution Account under Section 4.4(a), below.

2.18.Distribution Election. “Distribution Election” means the form prescribed by the Committee and completed by the Participant, indicating the chosen time and form of payment for benefits payable from each Account under this Plan, as elected by the Participant as part of the Election.

2.19.Election. “Election” means a Deferral Commitment or a Distribution Election.

2.20.Financial Hardship. “Financial Hardship” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant.

2.21. 401(k) Plan. “401(k) Plan” means the Comcast Corporation Retirement-Investment Plan (the “Comcast RIP”), the NBCUniversal Capital Accumulation Plan (“CAP”), the Universal Orlando 401(k) Retirement Plan or any other successor defined contribution plan maintained for the benefit of employees of the Participating Company that qualifies under Section 401(a) of the Code and satisfies the requirements of Section 401(k) of the Code.

2.22.Hypothetical Matching Contribution. “Hypothetical Matching Contribution” means, for any calendar year, the employer matching contribution that would have been creditable to a Participant’s account under the 401(k) Plan in which such Participant is eligible to participate during such calendar year if the Participant had not made a Deferral Commitment for such calendar year.

2.23.Interest. “Interest” means the amount credited to or charged against a Participant’s Account(s) on each Determination Date, which shall be based on the Valuation Funds chosen by the Participant as provided in Section 2.40, below and in a manner consistent with Section 4.3, below. Such credits or charges to a Participant’s Account may be either positive or negative to reflect the increase or decrease in value of the Account in accordance with the provisions of this Plan.

2.24.Legacy Deferred Compensation Plans. “Legacy Deferred Compensation Plans” means the NBCU DCP and the UO DCP.

2.25.NBCU. “NBCU” means NBCUniversal, LLC, a Delaware limited liability company, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise, and its subsidiaries that are Affiliates of NBCU, provided that the term “NBCU” shall not include any entity that falls within the definition of the term “UO.”

2.26.NBCU DCP. “NBCU DCP” means the NBCUniversal Deferred Compensation, as in effect immediately before January 1, 2021.

2.27.Participant. “Participant” means any individual who is eligible, pursuant to Section 3.1, below, to participate in this Plan, and who either, has elected to defer Compensation under this Plan in accordance with Article III, below, or who is determined by the Committee in their sole discretion as being eligible to receive a Discretionary Contribution, or for whom an Account Balance is maintained under this Plan. Such individual shall remain a Participant in this Plan for the period of deferral, or credit, and until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.

2.28.Participating Company. “Participating Company” means the entities whose employees are Participants under this Plan, and except as otherwise provided by the Committee:

a)Effective January 1, 2021, UO; and

b)Effective January 1, 2021, NBCUniversal, LLC.
2.29.Payroll System. “Payroll System” means:

a)With respect to Participants who are employees of NBCU, NBCU’s common payroll system.

b)With respect to Participants who are employees of UO, UO’s common payroll system.

Whether a Participant’s compensation is administered under the Payroll System shall be determined by the Committee in its sole discretion.

2.30.Performance-Based Compensation. “Performance-Based Compensation” means the portion of Compensation determined by the Committee to satisfy the requirements set forth in Treas. Reg. §1.409A-1(e), and such Performance-Based Compensation may be determined on a fiscal or calendar year basis.

2.31.Person. “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.

2.32.Plan. “Plan” means this Comcast Select Deferred Compensation Plan, as amended and restated effective January 1, 2021, and as amended thereafter from time to time.

2.33.Qualified Plan Matching Account. “Qualified Plan Matching Account” means:

a)For Participants who are employees of NBCU and who are eligible to participate in the Comcast Corporation Retirement-Investment Plan, the Participant’s matching contribution account under the Comcast Corporation Retirement-Investment Plan.

b)For Participants who are employees of NBCU and are not eligible to participate in the Comcast Corporation Retirement-Investment Plan, the NBCUniversal Capital Accumulation Plan.

c)For Participants who are employees of UO, the Participant’s matching contribution account under the Universal Orlando 401(k) Retirement Plan.

2.34.Restoration Contribution. “Restoration Contribution” means the employer contribution credited to a Participant’s Company Contribution Account under Section 4.4(c), below.

2.35.Retirement. “Retirement means the Termination of a Participant’s employment with a Participating Company for reasons other than death or Disability, on or after attainment of age sixty (60) with at least five (5) years of continuous service with a Participating Company.

2.36.Section 409A. “Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the various Notices, Announcements, and Final Regulations issued thereunder.

2.37.Termination. “Termination”, “terminates employment” or any other similar such phrase means a Participant’s “separation from service” with a Participating Company, for any reason, within the meaning of Section 409A of the Code, and Treas. Reg. §1.409A-1(h) and other applicable guidance, including but not limited to circumstances under which a Participant is no longer providing active service to the Participating Company or an Affiliate of the Participating Company.

2.38.UO. “UO” means Universal City Development Partners, Ltd, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise, and its subsidiaries that are Affiliates of UO.

2.39.UO DCP. “UO DCP” means the Post-2004 Universal City Development Partners, Ltd. Variable Deferred Compensation Plan for Executives, as in effect immediately before January 1, 2021.

2.40.Valuation Funds. “Valuation Funds” means one or more of the independently established funds or indices that are identified and listed by the Committee. These Valuation Funds are used solely to calculate the Interest that is credited to each Participant’s Account(s) in accordance with Article IV, below, and do not represent, nor should it be interpreted to convey any beneficial interest on the part of the Participant in any asset or other property of any Participating Company. The determination of the increase or decrease in the performance of each Valuation Fund shall be made by the Committee in its reasonable discretion. The Committee shall select the various Valuation Funds available to the Participants with respect to this Plan, which may be change from time to time in the discretion of the Committee.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1.Eligibility and Participation. The following rules relating to eligibility and participation apply with respect to Compensation earned on and after January 1, 2021.

a)Eligibility.    Eligibility to participate in the Plan shall be limited to those non-union, select key employees of a Participating Company, whose Compensation is administered under the applicable Payroll System, who are otherwise eligible for U.S. benefits, and who meet at least one of the following criteria (as determined by the Committee):

i)NBCU. Effective January 1, 2021, and each January 1 thereafter, any employee of NBCUniversal who, as of the September 30th preceding the first day of the applicable calendar year, has annualized Compensation (including base salary plus target bonus plus incentive compensation plus commissions) in excess of the annual compensation limit set forth in Section 401(a)(17) of the Code determined by the Committee for the current calendar year, other than an employee of NBCU who is a Comcast DCP Eligible Employee.

ii)UO. Effective January 1, 2021, and each January 1 thereafter, (A) any full-time, non-seasonal employee of UO who, as of the September 30th preceding the first day of the applicable calendar year, with annualized Compensation (including base salary plus target bonus) of $250,000 or more, and (B) any employee of UO who is a party to an agreement with UO that provides for participation in the Plan or the UO Plan.

iii)Designation by Committee. Any employee of a Participating Company designated by the Committee from time to time, and approved for participation in this Plan.

iv)Except as otherwise provided by the Plan, employees of a Participating Company who have met the applicable eligibility requirements of Section 3.1(a)(i), 3.1(a)(ii), or 3.1(a)(iii) for a previous year, and who continue in service as a full-time employee of a Participating Company shall continue to be eligible to participate until they cease service as a full-time employee of a Participating Company, either because of a termination of employment or a change to part-time employment. Employees of a Participating Company who do not meet the applicable eligibility requirements of this Section 3.1(a) but who have an undistributed account balance based on credits to accounts from previous years shall be treated as Participants until their account is distributed in full.
b)Participation. An individual’s participation in the Plan shall be effective upon the individual first becoming eligible to participate, and the earlier of a contribution under this Plan being made on behalf of the Participant by the Participating Company or the completion and submission of a Deferral Commitment, a Distribution Election, and an

Allocation Form to the Committee at a time and in a form determined by the Committee.

3.2.Form of Deferral Commitment. A Participant may elect to make a Deferral Commitment at such other time and in such form as determined by the Committee, but in no event later than the date on which the election is required to become irrevocable as set forth in this Article or otherwise required by Section 409A of the Code and applicable guidance, and the latest election on file as of that time shall control. The Deferral Commitment shall specify the following:

a)Timing of Deferral Election. The Participant shall make an election to defer Compensation by filing a Deferral Commitment with the Committee during such enrollment period established by the Committee in its sole discretion, and such election shall become irrevocable no later than the last day of such enrollment period. In addition, notwithstanding anything to the contrary, a Deferral Commitment with respect to Performance-Based Compensation may be filed with the Committee and such election shall become irrevocable no later than six months before the end of the performance period on which such Performance-Based Compensation is based, provided such Participant has been continuously employed with the Participating Company from the later of the beginning of the performance period or the date on which the performance criteria for such Performance-Based Compensation was established.

b)Deferral Amounts; Accounts. Grandfathered Accounts have been credited with contributions, income, gains, and losses under the rules of the Legacy Plans, and shall be held for distribution in accordance with the rules of such Legacy Plans. Effective on and after January 1, 2021, a Deferral Commitment shall be made with respect to base salary payable by a Participating Company to a Participant during the Deferral Period, bonus earned by a Participant during the Deferral Period, and Discretionary Contributions and Restoration Contributions earned by a Participant during the Deferral Period, and shall designate the time and form of payment. The Participant shall set forth the amount to be deferred and the time and form that payment shall be made in the manner provided by the Committee, provided that:

i)Base Salary Account. The earliest date on which a deferred amount credited to a Base Salary Account may be paid shall be in January of the second calendar year beginning after the calendar year in which the Compensation would be paid but for the Base Salary Account Deferral Commitment, and the latest date on which a deferred amount credited to a Base Salary Account may be paid shall be in January of the tenth calendar year beginning after the calendar year in which the Compensation would be paid but for the Base Salary Account Deferral Commitment.

ii)Bonus Account, Discretionary Contributions, and Restoration Contributions. The earliest date on which a deferred amount credited to a Bonus Account or a Company Contribution Account may be paid shall be in January of the third calendar year beginning after the calendar year to which the Deferral Commitment applies, and the latest date on which a deferred amount credited to a Bonus Account or a Company Contribution Account may be paid shall be in January of the eleventh calendar year beginning after the calendar year to which the Deferral Commitment applies.
c)Allocation to Valuation Funds. The Participant shall specify in a separate form (known as the “Allocation Form”) filed with the Committee, the Participant’s initial allocation of the amounts deferred into each Account among the various available Valuation Funds.

d) Maximum Deferral. The maximum amount of salary that may be deferred shall be seventy-five percent (75%); the maximum amount of commissions, bonus or incentive compensation that may be deferred shall be eight-five percent (85%). Notwithstanding the foregoing, the maximum amount of base salary, bonus, or incentive compensation available for deferral shall be determined net of required withholdings and deductions as determined by the Committee in its sole discretion.

3.3.Period of Commitment. A Deferral Commitment applicable to a Participant with respect to Compensation under a Legacy Deferred Compensation Plan for the 2020 Plan Year shall remain in effect under the Plan for the 2021 Plan Year unless revoked or amended in writing by the Participant. To participate for Plan Years beginning after 2021, a Participant must file a new Deferral Commitment and Distribution Election for each Plan Year. A Deferral Commitment and Distribution Election, revocation, or amendment of such Elections, as applicable, must be delivered to the Committee prior to the time determined by the Committee but in no event later than the date on which the election is required to become irrevocable as set forth in this Article or otherwise required by Section 409A of the Code and applicable guidance. Notwithstanding the foregoing, if a Participant suffers a Disability or Termination prior to the end of the Deferral Period, the Deferral Period shall end as of the date of Disability or Termination.
3.4.Irrevocability of Deferral Commitment. Except as provided in Section 3.3, above, a Deferral Commitment and Distribution Election shall become irrevocable by the Participant as of the last day on which an election may be made under the terms of this Plan.

3.5.Change in Status. If the Committee determines that a Participant’s employment performance is no longer at a level that warrants reward through participation in this Plan, but does not terminate the Participant’s employment with the Participating Company, the Participant’s existing Deferral Commitment shall terminate at the end of the current Deferral Period, and no new Deferral Commitment may be made by such Participant after notice of such determination is given by the Committee, unless the Participant later satisfies the requirements of Section 3.1.

3.6.Defaults in Event of Incomplete or Inaccurate Deferral Documentation. The Committee shall be authorized to reject a Deferral Commitment, Allocation Form, or Distribution Election submitted by a Participant if in the sole discretion of the Committee, the Committee determines is missing, incomplete or inaccurate, and treat such forms as if they had not been submitted.

ARTICLE IV - DEFERRED COMPENSATION ACCOUNTS

4.1.Accounts.

a)Grandfathered Accounts. Amounts credited to Grandfathered Accounts as of January 1, 2021 shall continue to be credited with Interest on and after January 1, 2021 through the date of payment as determined under the applicable Legacy Deferred Compensation Plan.

b)New Plan Accounts. Effective on and after January 1, 2021, the Compensation deferred by a Participant under the Plan, any Discretionary Contributions and Interest, and any Restoration Contributions and Interest shall be credited to the Participant’s Company Contribution Account as selected by the Participant, or as otherwise provided in this Article. Separate accounts may be maintained on the books of the Participating Company to reflect the different Accounts chosen by the Participant, and the Participant shall designate time and form of distribution of each deferral that will be credited to each Account as set forth in Section 3.2(b), above. These Accounts shall be used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

4.2.Timing of Credits; Withholding. A Participant’s deferred Compensation shall be credited to each New Plan Account designated by the Participant as soon as reasonably practical after the date the Compensation deferred would have otherwise been payable to the Participant. Any Discretionary Contributions shall be credited to the appropriate Account(s) as provided by the Committee. Any withholding of taxes or other amounts with respect to deferred Compensation or other amounts credited under this Plan that is required by federal, state, or local law shall be withheld from the Participant’s corresponding non-deferred portion of the Compensation to the maximum extent possible, and any remaining amount shall reduce the amount credited to the Participant’s Account in a manner specified by the Committee.

4.3.Valuation Funds. A Participant shall designate, at a time and in a manner acceptable to the Committee, one or more Valuation Funds for each Account for the sole purpose of determining the amount of Interest to be credited or debited to such Account. Such election shall designate the portion of each deferral of Compensation made into each Account that shall be allocated among the available Valuation Fund(s), and such election shall apply to each succeeding deferral of Compensation until such time as the Participant shall file a new election with the Committee. Upon notice to the Committee, the Participant shall also be permitted to reallocate the balance in each Valuation Fund among the other available Valuation Funds as determined by the Committee. The manner in which such elections shall be made, the frequency with which such elections may be changed, and the manner in which such elections shall become effective shall be determined in accordance with the procedures to be adopted by the Committee from time to time. Such elections may be made on a daily basis electronically, and such elections shall become effective on the date made or the next available Determination Date. The election of deemed investments among the options provided shall be the sole responsibility of each Participant. A Participating Company and Committee members are not authorized to make any recommendation to any Participant with respect to such election. Each Participant assumes all risk connected with any adjustment to the value of his or her Account. Neither the Committee nor any Participating Company in any way guarantees against loss or depreciation.

4.4.Company Contributions.

a)Grandfathered Accounts. No contributions shall be made to a Grandfathered Account with respect to any period beginning on or after January 1, 2021.

b)Discretionary Contributions. In its sole discretion, a Participating Company may make Discretionary Contributions to a Participant’s Company Contribution Account. Discretionary Contributions shall be credited at such times and in such amounts as approved by the Board or the Committee, in its sole discretion.

c)Restoration Contributions. Each Participating Company shall make Restoration Contributions to Participants’ Company Contribution Accounts. Restoration Contributions shall be calculated as the excess, if any, of (i) a Participant’s Hypothetical Matching Contribution that would have been credited with respect to such Participant, over (ii) the Participant’s Actual Matching Contribution. Such Restoration Contribution shall be credited to the Participant’s Company Contribution Account as of March 31st of the calendar year next following the calendar year for which the Restoration Contribution is made.

4.5.Determination of Accounts. Each Participant’s Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:

a)New Deferrals. Each New Plan Account shall be increased by any deferred Compensation credited since such prior Determination Date in the proportion chosen by the Participant.

b)Company Contributions. Each New Plan Account shall be increased by any Discretionary Contributions and Restoration Contributions credited since such prior Determination Date as set forth in Section 4.4, above, or as otherwise directed by the Committee.

c)Distributions. Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date, as determined on a class-year basis. Distributions shall be deemed to have been made proportionally from each of the Valuation Funds maintained with respect to the class-year allocation attributable to such Account based on the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained with respect to the class-year allocation attributable to such Account for that Participant as of the Determination Date immediately preceding the date the distribution request is transmitted to the Committee for payment and processing, provided that payment with respect to such distribution shall be made as soon as reasonably practicable following the date the distribution request is transmitted to the Committee.
d)Interest. Each Account shall be increased or decreased by the Interest credited to such Account since such Determination Date as though the balance of that Account as of the prior Determination Date had been invested in the applicable Valuation Funds chosen by the Participant.

4.6.Vesting of Accounts. Each Participant shall be vested in the amounts credited to such Participant’s Account and Interest thereon as follows:

a)Amounts Deferred. Unless otherwise expressly provided by the Committee, a Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan, including any Interest thereon.

b)Company Contributions. A Participant’s Discretionary Contributions, Restoration Contributions, and Interest thereon shall be vested to the same extent as the Participant’s Qualified Plan Matching Account, provided that a Participant’s Discretionary Contributions, Restoration Contributions, and Interest thereon shall become one hundred (100%) vested as of the Participant’s death or Disability, and provided further that a Participant’s vested interest shall not be reduced under any circumstances.

4.7.Statement of Accounts.    To the extent that the Participating Company does not arrange for Account balances to be accessible online by the Participant, the Committee shall provide to each Participant a statement showing the balances in the Participant’s Account no less frequently than annually.

ARTICLE V - PLAN BENEFITS

5.1.Required Suspension of Payment of Benefits. To the extent compliance with the requirements of Treasury Regulation § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A to payments due to a Participant upon or following his separation from service, then notwithstanding any other provision of this Plan, any such payments that are otherwise due within six months following the Participant’s separation from service will be deferred and paid to the Participant in a lump sum immediately following that six-month period.

5.2.Grandfathered Account. The vested portion of a Participant’s Grandfathered Account shall be distributed in accordance with the rules of the applicable Legacy Plan.

5.3.New Plan Account. The vested portion of a Participant’s New Plan Account shall generally be distributed to the Participant upon the date specified by the Participant, as provided in this Section 5.3. If a Participation’s Deferral Commitment under a Legacy Deferred Compensation Plan applies to the 2021 Plan Year (as provided in Section 3.3) but the Participant does not timely deliver a Distribution Election with respect that Deferral Commitment, such Participant shall be treated as having timely filed a Distribution Election for the 2021 Plan Year which provides for payment in the form of a lump sum in January of the second Plan Year beginning after the Compensation subject to the Deferral Commitment would have been paid to the Participant but for such Deferral Commitment. (For avoidance of doubt, the default scheduled lump sum distribution date with respect to base salary earned in 2021 shall be January 2023, and the default scheduled lump sum distribution date with respect to other Compensation earned in 2021 but payable but for such Deferral Commitment in 2022 shall be January 2024. Such default scheduled lump sum distribution dates are subject to change pursuant to Section 5.4.)

a)Timing of Payment.

i)In General. Except as otherwise provided in this Article V, benefits payable from the New Plan Account shall commence in January of the year specified in the Participant’s Election.

ii)Termination. If the Participant has a Termination other than because of death or Disability, the benefits under this Section 5.3(a) shall commence on the date specified in the Participant’s Distribution Election.

b)Form of Payment. The form of benefit payment from the New Plan Account shall be that form selected by the Participant pursuant to Section 5.8, below, except that if the Participant terminates employment with a Participating Company prior to the year specified for benefit payment, then the New Plan Account shall be paid in a lump sum. If the form of payment selected provides for subsequent payments, subsequent payments shall be made on or about the anniversary of the initial payment.

5.4.Change of Time and/or Form of Payment. The Participant may amend the form of payment or the intended date of payment all or any part of a New Plan Account to a date later than that date of payment in force immediately prior to the filing of such request, by filing such amendment with the Committee no later than twelve (12) months prior to the current date of payment. The Participant may file this amendment, provided that each amendment must provide for a payout as otherwise permitted under this paragraph at a date no earlier than five (5) years after the date of payment in force immediately prior to the filing of such request, and the amendment may not take effect for twelve (12) months after the request is made. For purposes of this Article, a payment of amounts under this Plan, including the payment of annual installments over a number of years, shall be treated as a single payment, as provided in Treas. Reg. Section 1-409A-2(b)(2)(iii).

5.5.Death Benefit. Upon the death of a Participant prior to the commencement of benefits attributable to Grandfathered Accounts, distributions shall be made in accordance with the applicable Legacy Plan. Upon the death of a Participant prior to the commencement of benefits under this Plan from a New Plan Account, Company shall pay to the Participant’s Beneficiary an amount equal to the vested Account balance in that Account in the form of a lump sum payment in January of the calendar year beginning after the Participant’s death. In the event of the death of the Participant after the commencement of benefits under this Plan from any Account, the benefits from that Account shall be paid to the Participant’s designated Beneficiary from that Account in a lump sum payment in January of the calendar year beginning after the Participant’s death.

5.6.Hardship Distributions. Upon a finding that a Participant has suffered a Financial Hardship, the Committee may, in its sole discretion, terminate the existing Deferral Commitment, and/or make distributions from any or all of the Participant’s Accounts. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Financial Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Financial Hardship is or may be relieved through the reimbursement or compensation by insurance, or otherwise or by liquidation of the Participant’s assets (to the extent that liquidation of such assets would not itself cause severe financial hardship). The amount of such distribution will not exceed the Participant’s vested Account balances. If payment is made due to Financial Hardship, the Participant’s deferrals under this Plan shall cease for the period of the Financial Hardship and for twelve (12) months thereafter. If the Participant is again eligible to participate, any resumption of the Participant’s deferrals under the Plan after such twelve (12) month period shall be made only at the election of the Participant in accordance with Article III herein.

5.7.Disability Distributions. With respect to a Participant’s Grandfathered Accounts, upon a finding that a Participant has suffered a disability, within the meaning of the applicable Legacy Plan, the Committee shall make a distribution of the Participant’s Grandfathered Accounts as provided in the applicable Legacy Plan. Upon a finding that a Participant has suffered a Disability prior to the commencement of benefits under this Plan from a New Plan Account, the Committee shall pay to the Participant an amount equal to the vested Account balance in that Account in the form of a lump sum payment in January of the calendar year beginning after the Participant’s Disability. In the event of the Disability of the Participant after the commencement of benefits under this Plan from any Account, the benefits from that Account shall be paid to the Participant from that Account in a lump sum payment in January of the calendar year beginning after the Participant’s disability.

5.8.Form of Payment. Grandfathered Accounts shall be distributed in the form provided in the applicable Legacy Plan. New Plan Accounts shall be distributed in the form provided in this Section 5.8.

a)Unless otherwise specified in this Article, the benefits payable from any Account under this Plan shall be paid in the form of benefit as provided in this Section 5.7, and specified by the Participant in the Distribution Election applicable to that Account at the time of the initial deferral or credit to that Account. The permitted forms of benefit payments are:

b)A lump sum amount which is equal to the vested Account balance; and

c)Annual installments for a period of either five (5) years or ten (10) years where the annual payment shall be equal to the vested balance of the Account immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences at the number of annual payments initially chosen and is reduced by one (1) in each succeeding year. Interest on the unpaid balance shall be based on the most recent allocation among the available Valuation Funds chosen by the Participant, made in accordance with Section 4.3, above.

5.9.Small Account. If the Participant’s vested, unpaid balance of any Account as of the time the payments are to commence from such Account is less than $25,000, then the Participating Company may cause the remaining unpaid, vested portion of such Account to be paid in a lump sum, notwithstanding any election by the Participant to the contrary.

5.10.Withholding; Payroll Taxes. The Participating Company shall withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payments under federal, state, or local law, as determined by the Participating Company in its sole discretion.

5.11.Payments in Connection with a Domestic Relations Order. Notwithstanding anything to the contrary, a Participating Company may make distributions to someone other than the Participant if such payment is necessary to comply with a domestic relations order, as defined in Section 414(p)(1)(B) of the Code, involving the Participant. Where the domestic relations order permits discretion on the part of the non-Participant spouse and such discretion has not been exercised, the Participating Company shall distribute to the non-Participant spouse the amounts subject to the order as soon as administratively practicable following the date such order becomes final and non-appealable.

5.12.Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee shall direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee shall require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and Company or any Participating Company from all liability with respect to such benefit.

5.13.Effect of Payment. The full payment of the applicable benefit under this Article V shall completely discharge all obligations on the part of the Company or any Participating Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.

5.14.Permissible Acceleration of Payments. To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as permitted and set forth in Treas. Reg. §1-409A-3(j)(4), or as may otherwise be provided by the Treasury or the Internal Revenue Service from time to time.

5.15.Discretion to Provide for Distribution in Full Upon or Following a Change of Control. To the extent permitted by Section 409A, in connection with a Change of Control, and for the 12-month period following a Change of Control, the Committee may exercise its discretion to terminate the Plan and, notwithstanding any other provision of the Plan or the terms of any Election, distribute the Account balance of each Participant in full and thereby effect the revocation of any outstanding Election.
ARTICLE VI - BENEFICIARY DESIGNATION

6.1.Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons or entity as Beneficiary (both primary as well as secondary) to who benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s vested Account balance. If a Participant designates more than one person or entity as Beneficiary and one of the designated Beneficiaries dies before the Participant, such Beneficiary’s portion shall be distributed pro-rata to the surviving Beneficiaries. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.

6.2.Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee.

6.3.No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

a)The Participant’s surviving spouse;

b)The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living, (divided in equal shares among such surviving issue);

c)The Participant’s estate.

6.4.Effect of Payment. Payment to the Beneficiary shall completely discharge the Company’s and each Participating Company’s obligations under this Plan.

ARTICLE VII - ADMINISTRATION

7.1.Committee; Duties. This Plan shall be administered by the Committee. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration.

7.2.Compliance with Section 409A of the Code. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, any Participating Company, the Board, any director, officer, employee and advisor, the Board nor the Committee (or any delegate thereof) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

7.3.Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company or a Participating Company.

7.4.Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.5.Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.

ARTICLE VIII - CLAIMS PROCEDURE

8.1.Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practical, but in no event later than ninety (90) days after receiving the initial claim (or no later than forty-five (45) days after receiving the initial claim regarding a Disability under this Plan).

8.2.Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

a)The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

b)A description of any additional material or information required and an explanation of why it is necessary, in which event the time frames listed in section 8.1 shall be one hundred and eighty (180) and seventy-five (75) days from the date of the initial claim respectively; and

c)An explanation of the Plan’s claim review procedure.

8.3.Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within ninety (90) days (or forty-five (45) days in the event of a claim regarding a Disability) may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Committee of Claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4.Final Decision. The decision on review shall normally be made within sixty (60) days (or forty-five (45) days in the event of a claim regarding a Disability) after the Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances arise, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days (or ninety (90) days in the event of a claim regarding a Disability). The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

9.1.Amendment. The Board or the Committee may at any time amend the Plan by written instrument, notice of which is given to all Participants and to Beneficiary receiving installment payments, provided however, that no amendment shall reduce the amount vested or accrued in any Account as of the date the amendment is adopted. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Board or the Committee may at any time (in its sole discretion and without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan or take any other action, to the extent necessary or advisable to conform the provisions of the Plan with Section 409A of the Code, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of this Plan or other action shall adversely affect the rights of a Participant under the Plan. Termination of this Plan shall not be a distribution event under the Plan unless otherwise permitted under Section 409A. In addition, any amendment which adds a distribution event to the Plan shall not be effective with respect to Accounts already established as of the time of such amendment.

9.2.Company’s Right to Terminate. The Board or the Committee may, in its sole discretion, terminate the entire Plan, or terminate a portion of the Plan that is identified as an elective account balance plan as defined in Treas. Reg. §1.409A -1(c)(2)(i)(A), or as a non-elective account balance plan as defined in Treas. Reg. §1.409A -1(c)(2)(i)(B), and require distribution of all benefits due under the Plan or portion thereof, in accordance with the applicable requirements of Treas. Reg. §1.409A-3(j)(4)(ix).

ARTICLE X - MISCELLANEOUS

10.1.Unfunded Plan. This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

10.2.Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and Participants’ Beneficiaries shall be unsecured general creditors, with no secured or preferential rights to any assets of Company or any other party for payment of benefits under this Plan. Any property held by Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.3.Trust Fund. Each Participating Company shall be responsible for the payment of benefits provided under the Plan. At its discretion, the Participating Company may establish one (1) or more trusts, with such trustees as the Committee may approve, for the purpose of assisting in the payment of such benefits. The assets of any such trust shall be held for payment of all of the Participating Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, the Participating Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Participating Company.

10.4.Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer,

hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.5.Not a Contract of Employment. This Plan shall not constitute a contract of employment between Company or any Participating Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Company or any Participating Company or to interfere with the right of the Company or any Participating Company to discipline or discharge a Participant at any time.

10.6.Protective Provisions. A Participant will cooperate with the Participating Company by furnishing any and all information requested by the Participating Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and taking such other action as may be requested by the Participating Company.

10.7.Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania, except as preempted by federal law.

10.8.Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.9.Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the following address:

Comcast Corporation
One Comcast Center
1701 John F. Kennedy Boulevard
Philadelphia, PA 19103
Attention: General Counsel

Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in Company’s records.

10.10.Successors. The provisions of this Plan shall bind and inure to the benefit of the Company, the Participating Companies, and their successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company or a Participating Company, and successors of any such corporation or other business entity.